Exhibit 99.1

St. Jude Medical Completes Acquisition of Velocimed

ST. PAUL, MN, April 6, 2005 -- St. Jude Medical, Inc. (NYSE:STJ) announced today it has completed the acquisition of the business of Velocimed, LLC (Velocimed), a privately owned company that develops, manufactures, and markets specialty interventional cardiology devices. The transaction was announced on February 15, 2005. The Company is paying $74 million in cash with further contingent payments due upon achievement of regulatory and other milestones, the earliest of which would be paid in March 2007. In conjunction with the completion of this transaction, St. Jude Medical expects to record a special charge of approximately $13.8 million in the second quarter related to purchased in-process research and development.

Any statements made regarding St. Jude Medical’s anticipated future product launches, regulatory approvals, revenues, earnings, market shares, and potential clinical success are forward-looking statements which are subject to risks and uncertainties, such as those described in the Financial Section of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2004 (see page 17). Actual results may differ materially from anticipated results.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers outstanding clinical performance and demonstrated economic value.